Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-262195 on Form S-1 of our report dated March 16, 2021 (January 14, 2022 as to the effects of the discontinued operations as described in Note 3) relating to the financial statements of Ra Medical Systems, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

San Diego, CA

February 3, 2022